As filed with the Securities and Exchange Commission on February 27, 2020

Registration No. 333-180895

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2

to

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Atlas Corp.

(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Atlas Corp.

2600-200 Granville Street

Vancouver, BC V6C 1S4

Canada

Telephone: (604) 638-2575

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Puglisi & Associates

850 Library Avenue

Suite 204

Newark, Delaware 19711

Telephone: (302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Malcolm Ross, Esq.

Jeffrey E. Cohen, Esq.

Yelena M. Barychev, Esq.

Blank Rome LLP

1271 Avenue of the Americas

New York, New York 10020

Telephone: (212) 885-5000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective, as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act of 1933, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act of 1933, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered(2)	Proposed Maximum Aggregate Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Common shares, par value US$0.01 per share(1)	4,220,728	N/A	$N/A	$N/A

(1)

The original registration statement on Form F-3 (File No. 333-180895), as amended, included a prospectus for the offer and resale by the selling security-holders named therein of 4,220,728 Class A common shares of the Registrant’s predecessor. See the Explanatory Note below.

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement shall also cover any additional securities to be offered or issued from stock splits, stock dividends, recapitalization or similar transactions.

(3)

The Registrant is not registering an additional amount of securities. Registration fees were originally paid by the Registrant’s predecessor upon the filing of the original registration statement on Form F-3 (File No. 333-180895), as amended. Consequently, no additional registration fees are required in connection with the filing of this Post-Effective Amendment No. 2.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Reorganization

This Post-Effective Amendment No. 2 (“Post-Effective Amendment No. 2”) to the Registration Statement on Form F-3, File No. 333-180895, as amended (the “Registration Statement”), is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), by Atlas Corp., a Republic of the Marshall Islands corporation (“Atlas” or the “Registrant”), as the successor registrant to Seaspan Corporation, a Republic of the Marshall Islands corporation and the former publicly-traded parent of Atlas (the “Predecessor”).

On February 27, 2020, in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of November 20, 2019, as amended, by and among the Registrant, the Predecessor and Seaspan Holdco V Ltd., a Republic of the Marshall Islands corporation and a wholly owned subsidiary of Atlas (“Merger Sub”), the Predecessor effected a holding company reorganization, in which Atlas became the parent company of the Predecessor (the “Reorganization”). To effect the Reorganization, the Predecessor formed Atlas and in turn caused Atlas to form Merger Sub. The Reorganization was implemented by merging Merger Sub with and into the Predecessor, with the Predecessor surviving as a wholly owned subsidiary of Atlas and, by virtue of the Reorganization, each issued and outstanding Class A common share, par value $0.01 per share (“Class A common share”), of the Predecessor was cancelled, and Atlas issued, in respect of each canceled Class A common share of the Predecessor, one common share, par value $0.01 per share (“common share”), of Atlas to the holder of such canceled Class A common share.

Legal Matters

In connection with the filing of this Post-Effective Amendment No. 2, the validity of common shares and certain other legal matters with respect to the laws of the Republic of the Marshall Islands will be passed upon for Atlas by Dennis J. Reeder, Reeder & Simpson, P.C. Certain other legal matters will be passed upon for Atlas by Blank Rome LLP, New York, New York, by Blake, Cassels & Graydon LLP, Vancouver, British Columbia, and by Osborne Clarke LLP, London, United Kingdom, in connection with the filing of this Post-Effective Amendment No. 2. Blank Rome LLP, Blake, Cassels & Graydon LLP and Osborne Clarke LLP may rely on the opinions of Dennis J. Reeder, Reeder & Simpson, P.C. for all matters of the Republic of the Marshall Islands law.

Experts

The consolidated financial statements of Seaspan Corporation as of December 31, 2018 and 2017 and for each of the years in the three-year period ended December 31, 2018, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the consolidated financial statements of Seaspan Corporation as of December 31, 2018 and 2017 and for each of the years in the three-year period ended December 31, 2018, refers to a change in the method of accounting for acquisitions in the year ended December 31, 2018 due to the adoption of Accounting Standards Update 2017-01, “Clarifying the Definition of a Business”.

The consolidated financial statements of Greater China Intermodal Investments LLC as of December 31, 2018 and 2017 and for each of the years in the three-year period ended December 31, 2018, have been incorporated by reference herein in reliance upon the report of KPMG LLP incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Successor Issuer

Following the Reorganization, Atlas is the successor issuer of the Predecessor pursuant to Rule 414 under the Securities Act and Rule 12g-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In accordance with Rule 414(d) under the Securities Act, Atlas, as the successor issuer to the Predecessor, hereby expressly adopts the Registration Statement as its own registration statement (except as specifically modified by this Post-Effective Amendment No. 2) for all purposes of the Securities Act and the Exchange Act, as updated by subsequent filings under the Exchange Act. No changes are being made to the prospectus which forms a part of the Registration Statement in this Post-Effective Amendment No. 2. Accordingly, Part I has been omitted from this Post-Effective Amendment No. 2.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

The Republic of the Marshall Islands Business Corporations Act (the “BCA”) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties. Atlas articles of incorporation include a provision that provides that, to the fullest extent permitted by law, a director of Atlas shall not be personally liable to Atlas or its shareholders for monetary damages for breach of fiduciary duty as a director.

Atlas articles of incorporation provide that it must indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including in an action by or in the right of Atlas, by reason of the fact he or she is or was a director or officer of Atlas or is or was serving, at the request of Atlas, as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (the “Indemnitee”) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, unless a final and unappealable determination by a court of competent jurisdiction has been made that he or she did not act in good faith or in a manner he or she did not reasonably believe to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. Atlas articles of incorporation further provide that the purpose of the provisions set forth in the articles of incorporation is to fully indemnify the Indemnitee to the fullest extent permitted by Section 60 of the BCA or any successor statute.

Atlas is also expressly authorized to (i) advance expenses to its directors and offices in advance of the final disposition of any proceeding upon receipt of an undertaking to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified under the provisions of Atlas articles of incorporation, and (ii) purchase and maintain insurance on behalf of any person who is or was a director of officer of Atlas or serving in such capacity in another corporation at the request of Atlas against any liability asserted against such person and incurred by such person in such capacity whether or not Atlas would have the power to indemnify such person against such liability by law or under the provisions of Atlas articles of incorporation. Atlas articles of incorporation further provide that the purpose of the provisions set forth in the articles of incorporation is to advance funds to the fullest extent permitted by Section 60 of the BCA or any successor statute.

The directors and officers of Atlas also may be indemnified against liability they may incur for serving in those capacities pursuant to liability insurance policies maintained by and indemnification arrangements with Atlas. In addition, Atlas intends to enter into separate indemnification agreements with some of its officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Atlas pursuant to the foregoing provisions, Atlas has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Any underwriting agreement that has been or will be filed as an exhibit hereto or incorporated by reference herein contains or will contain provisions whereby the underwriter or underwriters agree to indemnify Atlas, its directors and certain officers and other persons against certain claims.

Item 9. Exhibits

Exhibit Index

Exhibit No.	Description

1.1***	Form of Underwriting Agreement.

2.1**	Agreement and Plan of Merger (incorporated herein by reference to Annex A to the proxy statement/prospectus that is a part of Registration Statement on Form F-4 (File No. 333- 234820) of Atlas Corp. filed with the SEC on November 22, 2019).

2.2**	Amendment No. 1 to the Agreement and Plan of Merger (incorporated herein by reference to Annex A to the proxy statement/prospectus that is a part of Registration Statement on Form F-4/A (File No. 333- 234820) of Atlas Corp. filed with the SEC on December 31, 2019).

4.1**	Amended and Restated Articles of Incorporation of Atlas Corp. (incorporated herein by reference to Exhibit 3.1 to the Report of Foreign Private Issuer on Form 6-K of Atlas Corp., furnished to the SEC on February 27, 2020).

4.2**	Amended and Restated Bylaws of Atlas Corp. (incorporated herein by reference to Exhibit 3.2 to the Report of Foreign Private Issuer on Form 6-K of Atlas Corp., furnished to the SEC on February 27, 2020).

4.3**	Specimen of Common Share Certificate of Atlas Corp. (incorporated herein by reference to Exhibit 4.1 to the Report of Foreign Private Issuer on Form 6-K of Atlas Corp., furnished to the SEC on February 27, 2020).

5.1*	Opinion of Reeder & Simpson, P.C., relating to the legality of the securities being registered.

8.1*	Opinion of Blank Rome LLP, relating to tax matters.

8.2*	Opinion of Reeder & Simpson, P.C., relating to tax matters.

8.3*	Opinion of Blake, Cassels & Graydon LLP, relating to tax matters.

8.4*	Opinion of Osborne Clarke LLP, relating to tax matters.

23.1*	Consent of KPMG LLP (Independent Registered Public Accounting Firm), relating to the financial statements of Seaspan Corporation.

23.2*	Consent of KPMG LLP (Independent Auditors), relating to the financial statements of Greater China Intermodal Investments LLC.

23.3	Consent of Reeder & Simpson, P.C. (contained in Exhibit 5.1).

23.4	Consent of Blank Rome LLP (contained in Exhibit 8.1).

23.5	Consent of Reeder & Simpson, P.C. (contained in Exhibit 8.2).

23.6	Consent of Blake, Cassels & Graydon LLP (contained in Exhibit 8.3).

23.7	Consent of Osborne Clarke LLP (contained in Exhibit 8.4).

24.1	Powers of Attorney (included in the signature page to the Post-Effective Amendment No. 2 to the Registration Statement).

*	Filed herewith.
**	Previously filed.
***	To be filed by amendment or as an exhibit to a Form 6-K of the Registrant.

Item 10. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a) (3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(A)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)

That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, Canada on February 27, 2020.

ATLAS CORP.

By:	/s/ Ryan Courson
Name:	Ryan Courson
Title:	Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Bing Chen and Ryan Courson, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any and all additional registration statements relating to the Registration Statement and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them of their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated on February 27, 2020.

Signature	Title

/s/ David Sokol David Sokol	Chairman of the Board

/s/ Bing Chen Bing Chen	Director, President and Chief Executive Officer (Principal Executive Officer)

/s/ Ryan Courson Ryan Courson	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Alistair Buchanan	Director
Alistair Buchanan

/s/ Lawrence Chin Lawrence Chin	Director

/s/ John C. Hsu John C. Hsu	Director

/s/ Nicholas Pitts-Tucker Nicholas Pitts-Tucker	Director

/s/ Larry Simkins Larry Simkins	Director

/s/ Stephen Wallace Stephen Wallace	Director

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Atlas Corp., has signed this Post-Effective Amendment No. 2 to the Registration Statement in the City of Newark, State of Delaware, on February 27, 2020.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Authorized Representative in the United States